UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 1)*
Acme Packet, Inc.
(Name of Issuer)
Common Stock, $0.0001 par value

(Title of Class of Securities)
0001130258
(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	0001130258	13G	Page	2	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Canaan Equity II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Partnership

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

PN

CUSIP No.	0001130258	13G	Page	3	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Canaan Equity II L.P. (QP)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Partnership

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

PN

CUSIP No.	0001130258	13G	Page	4	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Canaan Equity II Entrepreneurs LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Liability Company

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

OO

CUSIP No.	0001130258	13G	Page	5	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Canaan Equity Partners II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Liability Company

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

OO

CUSIP No.	0001130258	13G	Page	6	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stephen L. Green

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	7	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Deepak Kamra

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	8	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gregory Kopchinsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	9	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guy M. Russo

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	10	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John V. Balen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	11	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric A. Young

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

IN

CUSIP No.	0001130258	13G	Page	12	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Charmers Landing LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Liability Company

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

OO

CUSIP No.	0001130258	13G	Page	13	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stonehenge LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Liability Company

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

OO

CUSIP No.	0001130258	13G	Page	14	of	28 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Waubeeka LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware Limited Liability Company

	5	SOLE VOTING POWER

NUMBER OF		See Item 5

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See Item 5

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		See Item 5

WITH	8	SHARED DISPOSITIVE POWER

See Item 5

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Item 5

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

See Item 5

12	TYPE OF REPORTING PERSON *

OO

CUSIP No.	0001130258	13G	Page	15	of	28 Pages
Item 1(a). Name of Issuer
Acme Packet, Inc.
Item 1(b). Address of Issuer’s Principal Executive Offices
71 Third Avenue
Burlington, MA 01903
Item 2(a). Name of Person Filing
This statement is filed by (i) Canaan Equity II L.P. (“CE II”), a Delaware limited partnership, (ii) Canaan Equity II L.P. (QP) (“CE II QP”), a Delaware limited partnership, (iii) Canaan Equity II Entrepreneurs, LLC (“Entrepreneurs”), a Delaware limited liability company, (iv) Canaan Equity Partners II LLC (“CEP II”), a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (v) John V. Balen, (vi) Stephen L. Green, (vii) Deepak Kamra, (viii) Gregory Kopchinsky, (ix) Guy M. Russo, (x) Eric A. Young, (xi) Charmers Landing LLC (“Charmers”), a Delaware limited liability company, (xii) Stonehenge LLC (“Stonehenge”), a Delaware limited liability company, and (xiii) Waubeeka LLC (“Waubeeka”) a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in (i)-(xiii) above collectively as the “Reporting Persons.”
Item 2(b). Address of Principal Business Office or, if None, Residence
Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 285 Riverside Avenue, Suite 250, Westport, CT 06880. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.
Item 2(c). Citizenship
Each of CE II and CE II QP is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.
Item 2(d). Title of Class of Securities
This Schedule 13G report relates to the Common Stock, par value $0.0001 per share (“Common Stock”), of Acme Packet, Inc.
Item 2(e). CUSIP Number
CUSIP number 0001130258
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

CUSIP No.	0001130258	13G	Page	16	of	28 Pages
(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
None.
Item 4. Ownership
(a)	Amount Beneficially Owned

See Item 5

(b)	Percent of Class:

See Item 5

(c)	Number of shares to which such person has:
(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of
See Item 5
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.
Item 8. Identification and Classification of Members of the Group
Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).
Item 9. Notice of Dissolution of Group
Not applicable.
Item 10. Certification
Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No.	0001130258	13G	Page	17	of	28 Pages
SIGNATURES
After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2008

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC.

By:	Canaan Equity Partners II LLC
Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

*

John V. Balen

*

Stephen L. Green

*

Deepak Kamra

*

Gregory Kopchinsky

CUSIP No.	0001130258	13G	Page	18	of	28 Pages

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

Exhibit 1

CUSIP No.	0001130258	13G	Page	19	of	28 Pages
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Acme Packet, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Executed as of February 11, 2008

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC

By:	Canaan Equity Partners II LLC
Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

*

John V. Balen

*

Stephen L. Green

*

Deepak Kamra

*

Gregory Kopchinsky

CUSIP No.	0001130258	13G	Page	20	of	28 Pages

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Joint Filing Agreement was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

Exhibit 2

CUSIP No.	0001130258	13G	Page	21	of	28 Pages
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No.	0001130258	13G	Page	22	of	28 Pages
          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY PARTNERS II LLC

By:	/s/ Harry T. Rein

Member/Manager

/s/ Harry T. Rein

Harry T. Rein

/s/ John V. Balen

John V. Balen

/s/ James C. Furnivall

James C. Furnivall

/s/ Stephen L. Green

Stephen L. Green

/s/ Deepak Kamra

Deepak Kamra

/s/ Guy M. Russo

Guy M. Russo

CUSIP No.	0001130258	13G	Page	23	of	28 Pages

/s/ Gregory Kopchinsky

Gregory Kopchinsky

/s/ Eric A. Young

Eric A. Young

Exhibit 2

CUSIP No.	0001130258	13G	Page	24	of	28 Pages
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.

CHARMERS LANDING LLC

By:	/s/ Stephen L. Green

Manager

STONEHENGE LLC

By:	/s/ Gregory Kopchinsky

Manager